QEP RESOURCES REPORTS SECOND QUARTER 2020 FINANCIAL AND OPERATING RESULTS
AND PROVIDES UPDATE TO 2020 PLAN

DENVER — July 29, 2020 — QEP Resources, Inc. (NYSE: QEP) (QEP or the Company) today reported second quarter 2020 financial and operating results and provided an update to its 2020 plan in response to current market conditions.

Second Quarter 2020 Highlights

▪Amended Credit Agreement increasing liquidity by more than $500 million
▪Reduced capital expenditures to $36.6 million down from $178.5 million in the first quarter 2020
▪Lowered lease operating expense by 37% compared to the second quarter of 2019
▪Generated $72.5 million of Net Cash Provided from Operating Activities
▪Delivered $95.3 million of Free Cash Flow (a non-GAAP measure)
▪Repurchased $57.0 million in principal amount of senior notes at a discount

"Since early 2019, we have been focused on delivering value over volume and have held firm to this principle during the pandemic. We quickly took meaningful steps in response to market conditions to proactively manage cash flow and preserve liquidity by significantly reducing drilling and completion activity and by curtailing uneconomic oil production," commented Tim Cutt, President and CEO of QEP. "We have also benefited from the actions taken over the last two years to streamline our business, which consolidated our acreage footprint and significantly reduced operating and overhead expenses. We continue to improve our outlook for full-year 2020 and now expect to spend approximately $360 million of capital and generate more than $150 million in Free Cash Flow at strip prices.

"During extremely challenging conditions, we continued to lower development costs during the quarter, achieving peer leading metrics in several categories. At the same time, we have continued to deliver outstanding well results as evidenced by the performance of our most recent County Line DSUs. We reduced drilling activity and suspended completion operations in the Permian Basin in March, but with the recent improvement in commodity prices, we plan to pick up a second rig in September and resume completion operations in November. In the Williston Basin, we have completed all operated development activity for the year.

"We were able to take several important steps during the quarter to further strengthen our financial position. We successfully amended the credit facility, increasing liquidity by more than $500 million, which should provide us with the necessary financial flexibility to execute our ongoing business plan. We also increased our 2021 hedge position to more than 8.6 million barrels of oil at an average price of approximately $43.50 per barrel, which is above our expected Free Cash Flow break-even price in 2021.

"As we look forward, we remain focused on the health and safety of our employees, contractors and the communities in which we operate and we are committed to continuing to do our part in these challenging times," concluded Cutt.

The Company has posted to its website www.qepres.com a presentation that supplements the information provided in this release.

OPERATIONS UPDATE

For the second quarter 2020, the Company drilled a total of 12 gross horizontal wells and turned 11 gross operated wells to production in the Permian Basin and drilled six gross horizontal wells in the Williston Basin. The average lateral length for the wells completed in the Permian Basin in the second quarter 2020 was 11,099 feet. The average lateral length for the wells drilled in the Williston Basin was 12,760 feet. The Company also re-completed three gross wells in the Williston Basin during the quarter.

Production in the Permian Basin was 5.5 million barrels of oil equivalent (MMboe) in the second quarter 2020, an increase of 20% over the second quarter 2019. The increase was a result of putting new wells on production, coupled with improved well performance, attributable to changes in well completion design and higher gas capture rates. Total Company oil equivalent production was 8.0 MMboe in the second quarter of 2020, an increase of 6% compared with the second quarter 2019.

Oil and condensate production in the Permian Basin was 3.9 million barrels (MMbbl) in the second quarter 2020, an increase of 18% over the second quarter 2019. Total Company oil and condensate production was 5.5 MMbbl in the second quarter 2020, up 6% compared with the second quarter 2019. The oil and condensate production increase was the result of an increase in volumes in the Permian Basin, partially offset by lower Williston Basin volumes due to reduced activity.

FINANCIAL UPDATE

The Company reported a net loss of $184.4 million in the second quarter 2020, or $0.76 per diluted share, compared with net income of $48.8 million, or $0.20 per diluted share, in the second quarter 2019. The $233.2 million decrease was primarily due to a $273.6 million increase in unrealized derivative losses, partially offset by a $83.3 million increase in income tax benefit.

Net income (loss) includes non-cash gains and losses associated with the change in the fair value of derivative instruments, gains and losses from asset sales, gains and losses from debt extinguishment, asset impairments and certain other items. Excluding these items, the Company's second quarter 2020 Adjusted Net Loss (a non-GAAP measure) was $14.4 million, or $0.06 per diluted share, compared with an Adjusted Net Loss of $7.3 million, or $0.04 per diluted share, for the second quarter 2019.

Adjusted EBITDA for the second quarter 2020 was $157.3 million compared with $166.5 million in the second quarter 2019, a 6% decrease. The decrease was primarily due to a $176.3 million decrease in oil, gas, and NGL sales, partially offset by a $136.4 million increase in realized derivative gains, a $16.9 million reduction in lease operating expenses, and a $14.0 million decrease in production and property taxes.

The definitions and reconciliations of Adjusted Net Income and Adjusted EBITDA is provided under the heading Non-GAAP Measures at the end of this release.

Capital Investment

Capital investment, excluding property acquisitions, was $36.6 million (on an accrual basis) for the second quarter 2020, compared with $169.9 million for the second quarter 2019, of which $31.2 million related to the drilling, completion and equipping of wells and $4.8 million related to midstream infrastructure investment. The decrease in capital expenditures was primarily related to our decision to significantly reduce development in both the Permian and Williston basins in response to the significant reduction in oil price.

Operating Expenses

During the second quarter 2020, lease operating expense (LOE) was $28.8 million, a decrease of 37% compared with the second quarter 2019. The decrease was primarily due to a decrease in workover activity, water disposal costs, maintenance and repair expenses, and power and fuel expenses in the Williston and Permian basins as a result of continuing efforts to reduce operating expenses. Total Company LOE was $3.62 per Boe in the second quarter 2020, including Permian Basin LOE of $2.35 per Boe, which had a 46% decrease compared with the second quarter 2019.

During the second quarter 2020, Transportation and Processing Costs were $12.3 million, an increase of 24% compared with the second quarter 2019. Adjusted Transportation and Processing Costs (a non-GAAP measure) were $27.6 million, an increase of 22% compared with the second quarter 2019. The increase was primarily due to an increase in gathering and processing rates in the Permian and Williston basins and increased production in the Permian Basin. During the second quarter 2020, Transportation and Processing Costs increased by $0.24 per Boe, or 18%, compared with the second quarter 2019, while Adjusted Transportation and Processing Costs increased by $0.47 per Boe, or 16%, compared with the second quarter 2019.

The definition and reconciliation of Adjusted Transportation and Processing Costs is provided under the heading Non-GAAP Measures at the end of this release.

During the second quarter 2020, general and administrative (G&A) expense was $26.3 million, a decrease of 17% compared with the second quarter 2019. The decrease was primarily related to workforce reductions and a reduction in strategic initiative costs, partially offset by an increase in market value on the deferred compensation plan. For the first half of 2020 G&A expense was down 55% compared with 2019, primarily due to the work force reductions, and decreases in expenses associated with strategic initiatives in 2019 and decreased market value on the deferred compensation plan.

Liquidity

Net Cash Provided by Operating Activities for the second quarter 2020 was $72.5 million, compared with $117.4 million for the second quarter 2019.

The Company generated Free Cash Flow of $95.3 million for the second quarter 2020 compared with an outspend of $32.0 million in the second quarter 2019, an improvement of $127.3 million. The improvement was primarily due to a $133.3 million decrease to accrued property, plant and equipment capital expenditures, partially offset by a $9.2 million decrease in Adjusted EBITDA.

Net Cash Provided by Operating Activities for the six months ended June 30, 2020, was $224.4 million, compared with $195.7 million for the six months ended June 30, 2019.

The Company generated Free Cash Flow of $63.7 million during the first six months of 2020, compared with an outspend of $104.1 million during the first six months of 2019, an improvement of $167.8 million. The improvement was primarily due to a $122.0 million decrease in accrued capital investment and a $44.9 million increase in Adjusted EBITDA.

During the second quarter 2020, QEP repurchased, at a discount, $57.0 million in principal amount of its 6.875% Senior Notes due March 2021.

In June 2020, QEP entered into the Eighth Amendment to its Credit Agreement, which, among other things, provides for:

▪a reduction in aggregate commitments from $1.25 billion to $850 million;
▪the requirement that the Company’s material subsidiaries guarantee the obligations under the Credit Agreement;
▪changes to the leverage ratio and present value covenants, such that they only pertain to net priority guaranteed debt;
▪the ability to repurchase outstanding senior notes with up to $500 million of credit facility proceeds;
▪the ability to issue junior subsidiary guarantees of up to $500 million of unsecured debt;
▪the revision of the applicable rate for all borrowings under the Credit Agreement; and

▪an unchanged maturity date of September 2022.

As of June 30, 2020, QEP had $3.4 million in cash and cash equivalents, no borrowings under its revolving credit facility, $10.9 million in letters of credit and was in compliance with the covenants under its credit agreement. The Company also has a $165.0 million income tax receivable as of June 30, 2020, primarily attributable to AMT credit refunds, that were accelerated by the Coronavirus Aid, Relief, and Economic Security Act stimulus bill, that it anticipates it will receive during the next twelve months.

The definition and reconciliation of Free Cash Flow is provided under the heading Non-GAAP Measures at the end of this release.

Updated 2020 Guidance

QEP's updated 2020 guidance assumes: (i) a WTI NYMEX an oil price of $40 per barrel and a natural gas price of $2.00 per MMBtu at Henry Hub, adjusted for applicable commodity and location differentials, (ii) that QEP will elect to reject ethane from its produced gas in the Permian Basin where processing economics support it, and (iii) no property acquisitions or divestitures, other than those already disclosed.

	2020	2020
	Original Guidance (5)	Updated Guidance
Oil & condensate production (MMbbl)	21.35 - 22.45	19.0 - 19.5
Gas production (Bcf)	31.0 - 34.0	30.0 - 33.0
NGL production (MMbbl)	5.0 - 5.6	4.1 - 4.6
Total oil equivalent production (MMboe)	31.5 - 33.7	28.1 - 29.6

Lease operating expense (per Boe)	$5.20 - $5.80	$5.00 - $5.30
Adjusted transportation and processing costs (per Boe) (1)	$3.30 - $3.60	$3.60 - $3.90
Depletion, depreciation and amortization (per Boe)	$17.75 - $18.75	$17.75 - $18.75
Production and property taxes (% of field-level revenue)	7.5%	8.5%
(in millions)
General and administrative expense (2)	$85.0 - $95.0	$85.0 - $90.0

Capital investment (excluding property acquisitions)
Drilling, Completion and Equipment (3)	$520.0 - $565.0	$325.0 - $360.0
Midstream Infrastructure(4)	$20.0 - $25.0	$12.0 - $15.0
Corporate	$5.0	$3.0 - $5.0
Total capital investment (excluding property acquisitions)	$545.0 - $595.0	$340.0 - $380.0

Wells put on production (net)	69	44
Refracs put on production (net)	8	5
____________________________
(1)Adjusted Transportation and Processing Costs (per Boe) is a non-GAAP measure. Refer to the definitions and reconciliations of Non-GAAP Measures at the end of this release.
(2)The mid-point of general and administrative expense includes approximately $12.0 million of expenses related to cash and non-cash share-based compensation and our deferred compensation plan mark-to-market. Because our cash share-based compensation and our deferred compensation plan liabilities fluctuate with stock price changes, the amount of actual expense may vary from the forecasted amount.
(3)Drilling, Completion and Equipment includes approximately $30.0 million of non-operated well costs.

(4)Includes capital expenditures in the Permian Basin associated with (i) water sourcing, gathering, recycling and disposal and (ii) crude oil and natural gas gathering system.
(5)Original guidance as of February 26, 2020.

The following tables present QEP's volumes and average prices for its open derivative positions as of July 22, 2020:

Production Commodity Derivative Swaps
Year	Index	Total Volumes	Average Swap Price per Unit
		(in millions)
Oil sales		(bbls)	($/bbl)
2020	NYMEX WTI	7.9	$57.29
2020	Argus WTI Midland	0.7	$57.30
2021	NYMEX WTI	8.6	$43.47
Gas sales		(MMbtu)	($/MMbtu)
2020	IF Waha	7.4	$0.97
2020	NYMEX HH	5.5	$2.20
2021	IF Waha	14.6	$1.75
2021	NYMEX HH	9.1	$2.44

Production Commodity Derivative Basis Swaps
Year	Index	Basis	Total Volumes	Weighted-Average Differential
			(in millions)
Oil sales			(bbls)	($/bbl)
2020	NYMEX WTI	Argus WTI Midland	3.7	$0.22
2021	NYMEX WTI	Argus WTI Midland	4.4	$0.99
Second Quarter 2020 Results Conference Call

QEP’s management will discuss second quarter 2020 results in a conference call tomorrow, July 30, 2020, beginning at 9:00 a.m. ET. The conference call can be accessed at www.qepres.com. You may also participate in the conference call by dialing (877) 869-3847 in the U.S. or Canada and (201) 689-8261 for international calls. A replay of the teleconference will be available on the website immediately after the call through August 30, 2020, or by dialing (877) 660-6853 in the U.S. or Canada and (201) 612-7415 for international calls, and then entering the conference ID #13707154. In addition, QEP’s slides for the second quarter 2020 can be found on the Company’s website.

About QEP Resources, Inc.

QEP Resources, Inc. (NYSE: QEP) is an independent crude oil and natural gas exploration and production company focused in two regions of the United States: the Southern Region (primarily in Texas) and the Northern Region (primarily in North Dakota). For more information, visit QEP's website at: www.qepres.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding: expectations regarding the Company's outlook for 2020; reductions in expected capital expenditures; generation of Free Cash Flow; anticipated receipt of AMT refunds under the Coronavirus Aid, Relief, and Economic Security Act stimulus bill; expectations regarding drilling and completion activity in the Permian Basin; our ability to execute our business plan; our 2021 break-even price; updated 2020 guidance and certain underlying assumptions related thereto; and usefulness of non-GAAP measures. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the length and severity of the recent outbreak of the COVID-19 virus and its impact on QEP’s business; changes in oil, gas and NGL prices; liquidity constraints, including those resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions, changes in QEP’s credit rating, QEP’s compliance with loan covenants, the increasing credit pressure on QEP’s industry or demands for cash collateral by counterparties to derivative and other contracts; market conditions; global geopolitical and macroeconomic factors; the activities of the Organization of Petroleum Exporting Countries and other oil producing countries such as Russia; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural oil, gas and NGL; impact of new laws and regulations, including the use of hydraulic fracture stimulation; impact of U.S. dollar exchange rates on oil, gas and NGL prices; elimination of federal income tax deductions for oil and gas exploration and development; guidance for implementation of the Tax Cuts and Jobs Act; actual proceeds from asset sales; actions of activist shareholders; tariffs on products QEP uses in its operations or on the products QEP sells; drilling results; shortages of oilfield equipment, services and personnel; the availability of storage and refining capacity; operating risks such as unexpected drilling conditions; transportation constraints, including gas and crude oil pipeline takeaway capacity in the Permian Basin; weather conditions; changes in maintenance, service and construction costs; permitting delays; outcome of contingencies such as legal proceedings; inadequate supplies of water and/or lack of water disposal sources; credit worthiness of counterparties to agreements; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the Risk Factors section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact
Investors/Media:
William I. Kent, IRC
Director, Investor Relations
303-405-6665

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
REVENUES	(in millions, except per share amounts)
Oil and condensate, gas and NGL sales	$118.3	$294.6	$340.1	$570.2
Other revenues	(0.2)	1.6	0.2	5.3
Purchased oil and gas sales	2.5	—	6.1	1.3
Total Revenues	120.6	296.2	346.4	576.8
OPERATING EXPENSES
Purchased oil and gas expense	3.9	—	7.4	1.4
Lease operating expense	28.8	45.7	69.0	97.2
Transportation and processing costs	12.3	9.9	25.8	20.8
Gathering and other expense	2.8	3.0	5.5	6.8
General and administrative	26.3	31.5	42.2	94.8
Production and property taxes	9.6	23.6	28.3	47.6
Depreciation, depletion and amortization	149.4	128.0	291.6	251.3
Impairment	—	—	—	5.0
Total Operating Expenses	233.1	241.7	469.8	524.9
Net gain (loss) from asset sales, inclusive of restructuring costs	—	17.8	3.7	4.6
OPERATING INCOME (LOSS)	(112.5)	72.3	(119.7)	56.5
Realized and unrealized gains (losses) on derivative contracts	(98.7)	38.5	351.2	(143.2)
Interest and other income (expense)	2.6	0.9	—	3.7
Gain from early extinguishment of debt	0.4	—	25.6	—
Interest expense	(29.8)	(33.2)	(61.4)	(67.2)
INCOME (LOSS) BEFORE INCOME TAXES	(238.0)	78.5	195.7	(150.2)
Income tax (provision) benefit	53.6	(29.7)	(12.7)	82.3
NET INCOME (LOSS)	$(184.4)	$48.8	$183.0	$(67.9)

Earnings (loss) per common share
Basic	$(0.76)	$0.20	$0.76	$(0.29)
Diluted	$(0.76)	$0.20	$0.76	$(0.29)

Weighted-average common shares outstanding
Used in basic calculation	242.3	238.0	240.7	237.5
Used in diluted calculation	242.3	238.0	240.7	237.5

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$3.4	$166.3
Accounts receivable, net	97.9	108.4
Income tax receivable	165.0	37.4
Fair value of derivative contracts	169.4	1.5
Prepaid expenses and other current assets	10.7	11.6
Total Current Assets	446.4	325.2
Property, Plant and Equipment (successful efforts method for oil and gas properties)
Proved properties	9,786.2	9,574.9
Unproved properties	543.6	599.1
Gathering and other	165.5	164.2
Materials and supplies	16.5	15.6
Total Property, Plant and Equipment	10,511.8	10,353.8
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	5,482.4	5,250.5
Gathering and other	66.3	61.0
Total Accumulated Depreciation, Depletion and Amortization	5,548.7	5,311.5
Net Property, Plant and Equipment	4,963.1	5,042.3
Fair value of derivative contracts	6.2	0.2
Operating lease right-of-use assets, net	54.1	56.8
Other noncurrent assets	54.3	53.3
TOTAL ASSETS	$5,524.1	$5,477.8
LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$2.3	$18.3
Accounts payable and accrued expenses	157.0	227.2
Production and property taxes	9.2	18.9
Current portion of long-term debt	274.9	—
Interest payable	27.9	31.0
Fair value of derivative contracts	1.8	18.7
Current operating lease liabilities	20.3	18.0
Asset retirement obligations	6.2	6.0
Total Current Liabilities	499.6	338.1
Long-term debt	1,589.4	2,015.6
Deferred income taxes	416.1	274.5
Asset retirement obligations	94.9	94.9
Fair value of derivative contracts	3.2	0.5
Operating lease liabilities	39.2	44.8
Other long-term liabilities	36.8	48.8
Commitments and contingencies
EQUITY
Common stock – par value $0.01 per share; 500.0 million shares authorized; 247.2 million and 242.1 million shares issued, respectively	2.5	2.4
Treasury stock – 4.9 million and 4.4 million shares, respectively	(56.6)	(55.4)
Additional paid-in capital	1,463.3	1,456.5
Retained earnings	1,447.8	1,269.6
Accumulated other comprehensive income (loss)	(12.1)	(12.5)
Total Common Shareholders' Equity	2,844.9	2,660.6
TOTAL LIABILITIES AND EQUITY	$5,524.1	$5,477.8

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
OPERATING ACTIVITIES	(in millions)
Net income (loss)	$(184.4)	$48.8	$183.0	$(67.9)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	149.4	128.0	291.6	251.3
Deferred income taxes (benefit)	(53.6)	30.2	141.4	(87.7)
Impairment	—	—	—	5.0
Non-cash share-based compensation	3.1	3.2	6.4	11.2
Amortization of debt issuance costs and discounts	1.3	1.4	2.6	2.7
Net (gain) loss from asset sales, inclusive of restructuring costs	—	(17.8)	(3.7)	(4.6)
Gain from early extinguishment of debt	(0.4)	—	(25.6)	—
Unrealized (gains) losses on marketable securities	(3.3)	(0.8)	—	(2.7)
Unrealized (gains) losses on derivative contracts	219.1	(54.5)	(188.2)	121.3
Changes in operating assets and liabilities	(58.7)	(21.1)	(183.1)	(32.9)
Net Cash Provided by (Used in) Operating Activities	72.5	117.4	224.4	195.7
INVESTING ACTIVITIES
Property acquisitions	(1.1)	(1.2)	(4.1)	(1.8)
Expenditures for property, plant and equipment, including exploratory well expense	(81.2)	(152.2)	(245.8)	(316.8)
Proceeds from disposition of assets	0.3	49.3	12.9	666.7
Net Cash Provided by (Used in) Investing Activities	(82.0)	(104.1)	(237.0)	348.1
FINANCING ACTIVITIES
Checks outstanding in excess of cash balances	(1.8)	(5.0)	(15.9)	(9.3)
Long-term debt issuance costs paid	(0.5)	—	(0.5)	—
Repurchases of senior notes	(55.0)	—	(127.7)	—
Proceeds from credit facility	—	11.5	—	56.0
Repayments of credit facility	—	(11.5)	—	(486.0)
Treasury stock repurchases	0.1	(0.5)	(0.7)	(6.3)
Dividends paid	—	—	(4.8)	—
Net Cash Provided by (Used in) Financing Activities	(57.2)	(5.5)	(149.6)	(445.6)
Change in cash, cash equivalents and restricted cash	(66.7)	7.8	(162.2)	98.2
Beginning cash, cash equivalents and restricted cash	100.9	118.5	196.4	28.1
Ending cash, cash equivalents and restricted cash	$34.2	$126.3	$34.2	$126.3

	Production by Region
	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
	(in Mboe)
Northern Region
Williston Basin	2,515.0	2,962.4	(15)%	5,493.1	6,339.4	(13)%
Other Northern	4.4	21.0	(79)%	7.0	45.7	(85)%
Total Northern Region	2,519.4	2,983.4	(16)%	5,500.1	6,385.1	(14)%
Southern Region
Permian Basin	5,453.2	4,552.4	20%	10,399.9	8,634.7	20%
Haynesville/Cotton Valley	—	(6.3)	(100)%	—	310.9	(100)%
Other Southern	0.3	5.2	(94)%	3.8	10.3	(63)%
Total Southern Region	5,453.5	4,551.3	20%	10,403.7	8,955.9	16%
Total production	7,972.9	7,534.7	6%	15,903.8	15,341.0	4%

	Total Production
	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Oil and condensate (Mbbl)	5,458.5	5,150.3	6%	10,677.6	10,233.9	4%
Gas (Bcf)	8.1	7.2	13%	16.2	16.4	(1)%
NGL (Mbbl)	1,164.6	1,186.0	(2)%	2,533.7	2,364.8	7%
Total production (Mboe)	7,972.9	7,534.7	6%	15,903.8	15,341.0	4%
Average daily production (Mboe)	87.6	82.8	6%	87.4	84.8	3%

	Prices
	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Oil (per bbl)
Average field-level price	$21.72	$55.46		$31.70	$52.30
Commodity derivative impact	22.01	(3.11)		15.24	(1.85)
Net realized price	$43.73	$52.35	(16)%	$46.94	$50.45	(7)%
Gas (per Mcf)
Average field-level price	$1.08	$1.01		$0.95	$1.84
Commodity derivative impact	0.03	—		0.01	(0.18)
Net realized price	$1.11	$1.01	10%	$0.96	$1.66	(42)%
NGL (per bbl)
Average field-level price	$5.44	$12.06		$6.30	$13.18
Commodity derivative impact	—	—		—	—
Net realized price	$5.44	$12.06	(55)%	$6.30	$13.18	(52)%
Average net equivalent price (per Boe)
Average field-level equivalent price	$16.76	$40.77		$23.25	$38.89
Commodity derivative impact	15.10	(2.13)		10.25	(1.43)
Net realized equivalent price	$31.86	$38.64	(18)%	$33.50	$37.46	(11)%

	Operating Expenses
	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
	(in millions)
Lease operating expense	$28.8	$45.7	(37)%	$69.0	$97.2	(29)%
Adjusted transportation and processing costs(1)	27.6	22.6	22%	55.4	47.3	17%
Production and property taxes	9.6	23.6	(59)%	28.3	47.6	(41)%
Total production costs	$66.0	$91.9	(28)%	$152.7	$192.1	(21)%

	(per Boe)
Lease operating expense	$3.62	$6.06	(40)%	$4.34	$6.34	(32)%
Adjusted transportation and processing costs(1)	3.47	3.00	16%	3.48	3.09	13%
Production and property taxes	1.21	3.13	(61)%	1.78	3.10	(43)%
Total production costs	$8.30	$12.19	(32)%	$9.60	$12.53	(23)%
 ____________________________
(1)Adjusted transportation and processing costs is a non-GAAP measure. The definition and reconciliation of adjusted transportation and processing costs to transportation and processing costs, as presented, are provided within Non-GAAP Measures at the end of this release.

QEP RESOURCES, INC.
NON-GAAP MEASURES
(Unaudited)

Adjusted EBITDA

This release contains references to the non-GAAP measure of Adjusted EBITDA. Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment, loss from early extinguishment of debt and certain other items. Management uses Adjusted EBITDA to evaluate QEP’s financial performance and trends, make operating decisions, and allocate resources. Management believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP’s performance from period to period. QEP’s Adjusted EBITDA may be determined or calculated differently than similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

Below is a reconciliation of Net Income (Loss) (a GAAP measure) to Adjusted EBITDA. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in millions)
Net income (loss)	$(184.4)	$48.8	$183.0	$(67.9)
Interest expense	29.8	33.2	61.4	67.2
Interest and other (income) expense	(2.6)	(0.9)	—	(3.7)
Income tax provision (benefit)	(53.6)	29.7	12.7	(82.3)
Depreciation, depletion and amortization	149.4	128.0	291.6	251.3
Unrealized (gains) losses on derivative contracts	219.1	(54.5)	(188.2)	121.3
Gain from early extinguishment of debt	(0.4)	—	(25.6)	—
Net (gain) loss from asset sales, inclusive of restructuring costs	—	(17.8)	(3.7)	(4.6)
Impairment	—	—	—	5.0
Adjusted EBITDA	$157.3	$166.5	$331.2	$286.3

Free Cash Flow

This release contains references to non-GAAP measure of Free Cash Flow.

The Company defines Free Cash Flow as Adjusted EBITDA plus non-cash share-based compensation less interest expense, excluding amortization of deferred finance costs, and accrued property, plant and equipment capital expenditures. Management believes that this measure is useful to management and investors for analysis of the Company's ability to repay debt, fund acquisitions or repurchase stock.

Below is a reconciliation of Net Cash Provided by (Used in) Operating Activities (the most comparable GAAP measure) to Free Cash Flow. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in millions)
Cash Flow Information:
Net Cash Provided by (Used in) Operating Activities	$72.5	$117.4	$224.4	$195.7
Net Cash Provided by (Used in) Investing Activities	(82.0)	(104.1)	(237.0)	348.1
Net Cash Provided by (Used in) Financing Activities	(57.2)	(5.5)	(149.6)	(445.6)

Free Cash Flow
Net Cash Provided by (Used in) Operating Activities	$72.5	$117.4	$224.4	$195.7
Amortization of debt issuance costs and discounts	(1.3)	(1.4)	(2.6)	(2.7)
Interest expense	29.8	33.2	61.4	67.2
Unrealized gains (losses) on marketable securities	3.3	0.8	—	2.7
Interest and other (income) expense	(2.6)	(0.9)	—	(3.7)
Deferred income taxes	53.6	(30.2)	(141.4)	87.7
Income tax provision (benefit)	(53.6)	29.7	12.7	(82.3)
Non-cash share-based compensation	(3.1)	(3.2)	(6.4)	(11.2)
Changes in operating assets and liabilities	58.7	21.1	183.1	32.9
Adjusted EBITDA	157.3	166.5	331.2	286.3
Non-cash share-based compensation	3.1	3.2	6.4	11.2
Interest expense, excluding amortization of debt issuance costs and discounts	(28.5)	(31.8)	(58.8)	(64.5)
Accrued property, plant and equipment capital expenditures	(36.6)	(169.9)	(215.1)	(337.1)
Free Cash Flow	$95.3	$(32.0)	$63.7	$(104.1)

This release includes a Free Cash Flow estimate for 2020. We are unable, however, to provide a quantitative reconciliation of the forward-looking non-GAAP measure to its most directly comparable forward-looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

Adjusted Net Income (Loss)

This release also contains references to the non-GAAP measure of Adjusted Net Income (Loss). Management defines Adjusted Net Income (Loss) as earnings excluding changes in fair value of derivative contracts, gains and losses from asset sales, impairment and certain other items. Management uses Adjusted Net Income (Loss) to evaluate QEP’s financial performance and trends, make operating decisions, and allocate resources. Management believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP’s performance from period to period. QEP’s Adjusted Net Income (Loss) may be determined or calculated differently than similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

Below is a reconciliation of Net Income (Loss) (the most comparable GAAP measure) to Adjusted Net Income (Loss). This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial measure prepared in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$(184.4)	$48.8	$183.0	$(67.9)
Adjustments to net income (loss)
Unrealized (gains) losses on derivative contracts	219.1	(54.5)	(188.2)	121.3
Income taxes on unrealized (gains) losses on derivative contracts(1)	(49.1)	12.2	12.2	(66.5)
Net (gain) loss from asset sales, inclusive of restructuring costs	—	(17.8)	(3.7)	(4.6)
Income taxes on net (gain) loss from asset sales, inclusive of restructuring costs(1)	—	4.0	0.2	2.5
Impairment	—	—	—	5.0
Income taxes on impairment(1)	—	—	—	(2.7)
	170.0	(56.1)	(179.5)	55.0
	(14.4)	(7.3)	3.5	(12.9)

Earnings (Loss) per Common Share
Diluted earnings per share	$(0.76)	$0.20	$0.76	$(0.29)
Diluted after-tax adjustments to net income (loss) per share	0.70	(0.24)	(0.75)	0.23
Diluted Adjusted Net Income per share	$(0.06)	$(0.04)	$0.01	$(0.06)

Weighted-average common shares outstanding
Diluted	242.3	238.0	240.7	237.5
____________________________
(1)Income tax impact of adjustments is calculated using QEP’s statutory rate of 22.4% for the three months ended June 30, 2020 and 2019, and QEP's effective tax rate of 6.5% and 54.8% for the six months ended June 30, 2020 and 2019, respectively.

Adjusted Transportation and Processing Costs

This release contains references to the non-GAAP measure of Adjusted Transportation and Processing Costs. Management defines Adjusted Transportation and Processing Costs as transportation and processing costs presented on the Condensed Consolidated Statements of Operations and transportation and processing costs that are included as part of "Oil and condensate, gas and NGL sales" on the Condensed Consolidated Statements of Operations. These costs are added together to reflect the total transportation and processing costs associated with QEP's production. Management believes that Adjusted Transportation and Processing Costs is useful supplemental information for investors as this non-GAAP measure, collectively with the Company’s lease operating expenses and production and severance taxes, more completely reflect the Company’s total production costs required to operate the wells for the period.

Below is a reconciliation of Adjusted Transportation and Processing Costs to transportation and processing costs as presented on the Condensed Consolidated Statements of Operations (the most comparable GAAP measure). This non-GAAP measure should be considered by the reader in addition to but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
	(in millions)
Transportation and processing costs, as presented	$12.3	$9.9	$2.4	$25.8	$20.8	$5.0
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	15.3	12.7	2.6	29.6	26.5	3.1
Adjusted transportation and processing costs	$27.6	$22.6	$5.0	$55.4	$47.3	$8.1

	(per Boe)
Transportation and processing costs, as presented	$1.55	$1.31	$0.24	$1.62	$1.36	$0.26
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	1.92	1.69	0.23	1.86	1.73	0.13
Adjusted transportation and processing costs	$3.47	$3.00	$0.47	$3.48	$3.09	$0.39

This release includes a 2020 estimate for Adjusted Transportation and processing costs. We are unable, however, to provide a quantitative reconciliation of the forward-looking non-GAAP measure to its most directly comparable forward-looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.